This document is an English office translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

AMENDMENT OF THE ARTICLES OF ASSOCIATION
(Flextronics International Europe B.V)

On the fourteenth day of December two thousand twelve there appeared before me, Cornelia Holdinga, civil law notary in Amsterdam:
Francesca Rose Verheus, born in Edam on the twenty seventh day of July, nineteen hundred fifty-four, office address Peter van Anrooystraat 7, 1076 DA Amsterdam
The person appearing has declared as follows:

- as appears from a written instrument attached to this deed, the general meeting of shareholders of the private company with limited liability **Flextronics International Europe B.V.,** a private limited liability company under Dutch law ("*besloten vennootschap met beperkte aansprakelijkheid*"), having its official seat in Amsterdam, the Netherlands, and its offices at Nobelstraat 10-14, 5807 GA Oostrum (Limburg), the Netherlands, registered with the Dutch Trade Register under number: 34114714, hereinafter referred to as: the "**company**", has resolved on the twenty-sixth day of November two thousand twelve, to amend the articles of association of the company as stated hereinafter as well as to authorize the person appearing to execute this deed of amendment of the articles of association;
- the articles of association of the company were amended lastly by deed executed by H. ten Voorde, civil law notary in Amsterdam, on the twenty-seventh day of April, two thousand nine.

In order to execute said resolution, the person appearing has declared to amend the articles of association as follows:

19.1 The company may be represented by the board of directors or by two directors acting jointly.

The person appearing is known to me, civil law notary.

This deed, drawn up to be kept in the civil law notary's custody, was executed in Amsterdam on the date first above written.

Before reading out, a concise summary of the contents of this deed was given to the person appearing and clarified to her. She then declared that she had timely noted and agreed with the contents thereof and did not want a full reading thereof. Thereupon, after limited reading, this deed was signed by the person appearing and by me, civil law notary.

Continuous text of the articles of association of **FLEXTRONICS INTERNATIONAL EUROPE B.V**, as these read after a deed of amendment of articles of association executed on 14 December 2012 before mr. C. Holdinga, civil-law notary at Amsterdam.

ARTICLES OF ASSOCIATION

CHAPTER I

Definition of terms

Article 1

In these articles of association these terms have the following meanings:

a. general meeting: the general meeting of shareholders;

b. depositary receipts: registered depositary receipts for shares in the company. Unless otherwise indicated by context, these are understood to mean depositary receipts issued with and without the cooperation of the company;

c. depositary receipt holders: holders of depositary receipts for shares issued with the company's cooperation. Unless the contrary is indicated, these include those who, due to a right of usufruct or pledge being established on a share, acquire the rights granted by law to holders of depositary receipts for shares issued with the company's cooperation;

d. annual financial statements: the balance sheet and the profit and loss account along with the notes;

e. subsidiary:
   - a legal entity in which the company or one or more of its subsidiaries, can exercise more than half of the voting rights in the general meeting, whether or not under an agreement with others having voting rights, alone or together with more than half of others holding voting rights;
   - a legal entity of which the company or one or more of its subsidiaries is member or shareholder and, whether or not under an agreement with others having voting rights, alone or together can appoint or dismiss more than half of the directors or supervisory directors, even when all those with voting rights do vote;

f. accountant: a chartered or registered accountant or other accountant within the meaning of Article 393, Book 2, Civil Code of the Netherlands ('Civil Code'), or an organization in which such accountants work together.

CHAPTER II

Name. Registered Office. Object

Article 2. Name and Registered Office

2.1 The name of the company is Flextronics International Europe B.V.

2.2 The company has its registered office at Amsterdam.

Article 3. Object

The object of the company is:

a. the acquisition, commercial exploitation, and trade of patents, trademark rights,

permits, know how, and other intellectual property rights in the area of high-tech manufacturing processes and procedures in Europe;

b. the borrowing, lending, and raising of money, including the issuance of bonds, notes or other security, as well as entering into agreements pertaining thereunto;

c. the incorporation of, participation in, financing of, collaboration with, management of and provision of advice and other services to legal entities and other enterprises;

d. the provision of guarantees and issuance of security for the debts of legal entities or other companies affiliated with it in a group and on behalf of third parties;

e. to undertake all pertaining to the above or that can be beneficial to it,

all in the broadest sense of the word.

CHAPTER III

Capital and shares. Register

Article 4. Authorized capital

4.1 Authorized capital is ninety thousand seven hundred sixty euro (EUR 90,760) divided into nine million seventy-six thousand (9,076,000) shares of one Euro cent (EUR 0.01) each, of which eight million seventy-six thousand (8,076,000) are class A shares and one million (1,000,000) class B shares.

4.2 The shares are registered and are sequentially numbered starting from 1. Share certificates will not be issued.

4.3 Where the articles of association refer to shares and shareholders, this is understand to include, unless otherwise indicated by context, both classes of shares and the holders of these shares.

Article 5. Register of shareholders

5.1 The board of directors maintains a register containing the names and addresses of all shareholders, stating the date on which they acquired the shares, the date of recognition or service, as well as the amount paid in for each share and designation of the class of the share. It shall also include the names and addresses of those who have a right of usufruct or pledge on shares, stating the date on which they acquired the right of usufruct or pledge, the date of recognition or service, as well as stating which rights associated with the shares they hold pursuant to Articles 11 and 12.

5.2 The board of directors also maintains a register that records the names and addresses of depositary receipt holders.

5.3 Each shareholder, each holder of a right of usufruct, each pledgee and each holder of a right of a depositary receipt is obliged to provide the company its address in writing.

5.4 The register shall also record each release from liability for payments not yet made.

5.5 The register shall be updated regularly. A director shall sign all entries and notices made in the register.

5.6 The board of directors shall issue at no charge an extract from the register pertaining to its right to a share at the request of a shareholder, a holder of a right of usufruct or a pledgee. Should there be a right of usufruct or pledge on a share,

the extract shall state who holds the rights referred to in Articles 11.2, 11.3, 11.5, and Articles 12.2, 12.3 and 12.6 respectively.

5.7 The board of directors shall make the register available for the inspection of shareholders in the company's office, as well as for holders of a right of usufruct and the pledgees holding the rights referred to in Article 11.5 and Article 12.6 respectively. Information in the register concerning partly paid shares is available for anyone's inspection; a copy or extract of this information shall be provided for no more than cost.

CHAPTER IV

Issuance of shares. Shares held by the company in its own capital

Article 6. Issuance shares. Competent body

6.1 The company can issue shares only pursuant to a resolution of the general meeting. The general meeting can transfer its authority in this respect to another body and can rescind such transfer.

6.2 Paragraph 1 also applies to the granting of rights to take up shares but is not applicable to the issue of shares to someone exercising a previously acquired right to take up shares.

6.3 The issue of shares requires a deed to which those involved are party that is executed for that purpose before a civil law notary practising in the Netherlands.

Article 7. Conditions for issue. Pre-emptive right

7.1 The price and further conditions for its issue are set in the resolution to issue shares.

7.2 Each shareholder has a pre-emptive right upon the issue of shares in proportion to the total value of their shares, with due regard for statutory restrictions.

7.3 When exercising their pre-emptive right, existing shareholders of the class of shares issued have priority over shareholders of the other class of shares.

7.4 Shareholders have an equal pre-emptive right upon the issue of rights to take up shares.

7.5 The pre-emptive right can, for each issue separately, be restricted or excluded by the competent issuing body.

Article 8. Payment on shares. Payment in cash. Contributions other than cash

8.1 The full nominal amount must be paid upon issue of each share. It can be stipulated that a portion, not to exceed three-quarters of the nominal amount, must be paid at the company's request.

8.2 Payment on a share must be made in cash if no other contribution is agreed. Payments may be made in foreign currency only with the company's permission. If payment is made in foreign currency, a banker's statement within the meaning of Article 203a(2), Book 2, Civil Code must be deposited within two weeks with the office of the commercial register.

8.3 Contributions other than in cash must be made immediately upon taking up the share or after the day on which an additional payment is called or on which it is agreed. A description of the contribution shall be made in accordance with Article 204b(1), Book 2, Civil Code. The description must pertain to the situation on a day

that is no earlier than five months prior to the day on which the shares are taken up or, as the case may be, on which an additional payment is called or on which it is agreed. The directors shall sign the description; if any signature is lacking, the reasons for this omission must be given.

8.4 An accountant, or if Article 204b(2), Book 2, Civil Code so allows, an accounting consultant must certify that description.

8.5 The provisions of this Article concerning the description and audit opinion shall not be operative in the cases within the meaning of Article 204b paragraph 3 or paragraph 5, Book 2, Civil Code.

Article 9. Share buy-back

9.1 The company may not include in its capital when issuing shares any shares held by the company in its own capital.

9.2 The company's acquisition of partly paid shares in its own capital or depositary receipts is null and void.

9.3 The company may acquire fully-paid shares in its own capital or depositary receipts, but only for no consideration or if:

a. equity less the acquisition price is not less than the paid and called portion of capital plus the statutory reserves;

b. the nominal amount of the shares in its own capital to be acquired plus the shares and depositary receipts in its capital held by the company and its subsidiaries is not more than one half of the amount of subscribed capital; and

c. authority for the acquisition is granted by the general meeting or some other company body appointed by the general meeting for that purpose.

9.4 The validity of the acquisition shall be determined by the amount of equity on the last adopted balance sheet, less the acquisition price for the shares in the company's capital or depositary receipts and dividends issued from profits or reserves to third parties that it and its subsidiaries owed after the balance sheet date. If more than six months of a financial year have passed without the annual financial statements being adopted, then acquisition in accordance with paragraph 3 is not permitted.

9.5 The provisions in paragraphs 2 through 4 are not applicable to shares or depositary receipts that the company acquires by universal title.

9.6 The acquisition of shares or of depositary receipts contrary to paragraph 3 is null and void.

9.7 The company may not, for the purpose of taking up shares or for others to acquire shares in its capital or depositary receipts, post security, issue a price guarantee, or in some other way guarantee the performance or issue joint and several commitments in addition to or for others. This prohibition applies also to its subsidiaries.

9.8 The company may issue loans for the purpose of taking up or acquiring shares in its capital or of depositary receipts, but only up to the amount of the distributable reserves.

9.9 The company shall maintain a non-distributable reserve up to the outstanding amount of the loans referenced in the preceding paragraph.

9.10 Shares in the company's capital may not be taken up at issuance by or for the account of its subsidiaries. Subsidiaries may acquire or have acquired such shares or depositary receipts for their own account under particular title to the extent that the company, itself, may acquire, pursuant to paragraphs 2 through 4, shares held by the company in its own capital or depositary receipts for these.

9.11 Disposal by the company of shares held by the company in its own capital or depositary receipts requires a resolution of the general meeting if the general meeting has not designated some other company body for this purpose. The conditions for disposal shall be included in a resolution for disposal. The disposal of shares held by the company in its own capital shall be effected with due regard for the provisions of the transfer restrictions.

9.12 The company cannot vote for any shares that it holds or on which it has a right of usufruct or pledge. The pledgee or holder of a right of usufruct of a share held by the company itself also cannot vote if the company established that right. No vote can be cast for shares for which the company holds the depositary receipts. The provision in this paragraph applies also to shares or depositary receipts held by subsidiaries or on which they have a right of usufruct or pledge.

9.13 For determining whether a particular share of capital is represented, or whether a majority of some particular share of capital is represented, the amount represented by the shares that cannot be voted shall be subtracted from the capital.

CHAPTER V

Transfer of shares. Usufruct. Right of pledge

Article 10. Transfer of shares

10.1 The transfer of a share or the transfer of a restricted right to it requires a deed to which those involved are party that is executed for that purpose before a civil-law notary practising in the Netherlands.

10.2 The transfer of a share or the transfer of a restricted right to it – including the establishment and relinquishment of a restricted right – in accordance with paragraph 1 also applies by action of law toward the company. Except for the case in which the company itself is party to the legal action, the rights associated with the share are first exercised after it has recognized the legal action or the deed is served on it in accordance with the relevant provisions of the law.

10.3 The provisions of paragraphs 1 and 2 apply equally to the allocation of shares or a restricted right to them upon distribution of any property.

Article 11. Usufruct

11.1 A shareholder may establish freely a right of usufruct upon one or more of his shares.

11.2 The shareholder has the right to vote for the shares on which usufruct is established. Contrary to the preceding sentence, the voting right accrues to the usufructuary if the holder of a right of usufruct is a person to whom the shares can be freely transferred in accordance with Article 195(1), Book 2, Civil Code and if so

provided with the establishment of usufruct, as long as both such a provision as well as – upon transfer of the right of usufruct – the transfer of the voting right is approved by the general meeting of shareholders.

11.3 The voting right may not transfer to the holder of a right of usufruct who is not a person to whom the shares may be transferred freely in accordance with Article 195(1), Book 2, Civil Code.

11.4 The general meeting can grant the approval referred to in Article 11.2 only by unanimous vote.

11.5 The shareholder without voting rights and the usufructuary having voting rights, have the rights accorded by law to a holder of a depositary receipt. The holder of a right of usufruct who does not have voting rights, does not have the rights accorded by law to depositary receipt holders.

11.6 Rights arising from the share relating to the acquisition of shares will be vested in the shareholder, with the proviso that he must compensate the usufructuary for its value insofar ashe is entitled to it by virtue of his right of usufruct.

Article 12. Right of pledge

12.1 A shareholder can establish a right of pledge on one or more of his shares.

12.2 The voting right to these shares cannot transfer to the pledgees of these shares.

12.3 The transfer restrictions apply to the disposal and transfer of shares by the pledgee or the transmission of the shares to the pledgee with the proviso that the pledgee exercises all the rights vested in the shareholder and carries out all its obligations with respect to the disposition and transfer.

CHAPTER VI

Article 13 Offer

Section A. Offer of shares by intended transfer

13.1 A transfer of shares can be made only after the shares have been offered to fellow-shareholders for purchase as further provided in this Article.

13.2 The shareholder wishing to transfer one or more shares, hereinafter referred to as the 'Offerer', shall inform the board of directors as to which shares he wishes to transfer and to which person. This notice is an offer to fellow-shareholders for the sale of the shares at a price to be determined as provided in Article 13.4.

13.3 The board of directors shall inform the other shareholders of the offer within two weeks of its receipt.

13.4 The purchase price shall be established, unless the Offerer and the fellow-shareholders agree otherwise, by one or more independent experts, to be appointed by the Offerer and the fellow-shareholders acting in consultation. Should they not reach agreement within two weeks of the notice by the board of directors pursuant to Article 13.3, any party is authorized to ask the chairman of the Chamber of Commerce and Industry of Amsterdam to appoint three independent experts.

13.5 The board of directors shall provide the experts with all information requested to set the price. The price determined by the experts shall be binding on all concerned.

13.6 The experts shall inform the board of directors of the established price as quickly as possible. The board of directors shall notify all shareholders of that price within two weeks after they are notified of the price determined by the experts.

13.7 The fellow-shareholders wishing to purchase the shares offered will so notify the board of directors within two weeks after the price is determined through mutual consultation or, as the case may be, if the price is set by the experts, within two weeks after the board of directors has given notice of it in accordance with Article 13.6. The pre-emptive right expires should this not take place. The company itself, as holders of shares in its capital, can respond for the offered shares only with the Offerer's consent.

13.8 The board of directors shall allocate the offered shares to the respondents and shall so notify all shareholders, stating the number of shares allocated to each respondent as well as their price. If and to the extent that there is no allocation, the board of directors will also so notify all shareholders.

13.9 If the shareholders respond for more shares that are offered, the allocation by the board of directors shall be proportionate to the respondents' shareholdings.
No one can have more shares allocated than the quantity for which he responded. If a fellow-shareholder responds for fewer shares than would be attributable to him proportionately, the shares thereby unallocated will be allocated to the other respondents proportionately. If allocation under this standard is not possible, it will be made by lots.

13.10 If it appears from the notice pursuant to Article 13.8 that the fellow-shareholders do not wish to purchase all shares offered for cash, the Offerer may freely transfer the shares offered within three months of the date of that notice to the person named in the notice referred to in Article 13.2. If the Offerer transferred the allocated shares to the respondents, the provision in the preceding sentence shall apply to offered shares for which there were no respondents. As soon as the Offerer has notified the respondents within the aforesaid term of three months that he is prepared to sell the shares for which the respondents responded, a purchase and sales agreement is formed between the Offerer and the respondents for these shares. The second sentence of Article 13.12 applies accordingly.

13.11 If the offer is taken up entirely, the Offerer nonetheless is entitled to withdraw the entire offer by giving notice to the board of directors until all but one month of the notice referred to in Article 13.8 has passed. The board of directors shall immediately so notify the shareholders. The Offerer can transfer the offered shares only after having offered them once more to the fellow-shareholders for purchase as provided in this Article.

13.12 As soon as it is established that there are respondents for all shares offered and the Offerer has not withdrawn his offer, a purchase and sales agreement is formed between the Offerer and the respondents for the shares to which they responded. The purchased shares shall be delivered against simultaneous payment, and in cash, if the Offerer so wishes, of the purchase price within one month after the expiry of the term during which the offer can be withdrawn.

13.13 All announcements and notices mentioned in this Article shall be made by registered letter or by letter with return for receipt.

13.14 The costs for the appointment of the experts referred to in Article 13.4 and for their fee shall be borne by:

a. the Offerer if he withdraws his offer;

b. one half by the Offerer and one half by the purchasers if the shares are purchased by fellow-shareholders, with the proviso that each purchaser shall contribute to the costs in proportion to the number of shares he purchases;

c. the company if the offer is not taken up at all or only in part.

Section B. Obligation to offer in other cases

13.15 If one of the following circumstances should occur in respect of a shareholder, his shares must be offered for sale to the fellow-shareholders with due regard for the provisions of the following paragraphs:

a. decease of a shareholder-natural legal person;

b. dissolution of a shareholder-legal entity;

c. allocation through distribution of any community;

d. moratorium, bankruptcy or guardianship of a shareholder;

e. an administration order by the court over the assets of a shareholder or of his shares in the company;

f. if the shares are held by a legal entity, as soon as the control over the activities of such a shareholder-legal entity is obtained directly or indirectly by one or more others, within the meaning of 'merger' as defined in Article 14 of the Decree on the Rules relating to Mergers of the Social and Economic Council 1975.

13.16 Should there be a mandatory offer for sale, the provisions in Article 13.3 through 13.9, 13.13 and 13.14 of the preceding section apply accordingly. The Offerer is not authorized to withdraw his offer. If all shares are not sold, the Offerer is authorized to retain his shares. The transfer will be made against cash payment within one month of the determination of the purchase price.

13.17 The obligation to offer must be satisfied within one month of its formation.

13.18 Should the obligation to offer not be met within the term provided, the company is irrevocably authorized to offer the shares and if all shares are sold, to deliver these to their buyer(s), with due regard for the above provisions of this Article. The company will pay out the purchase price to the entitled party/parties after deduction of costs it incurred. The rights associated with these shares cannot be exercised as from the time that the shareholder is in breach of making the offer of the shares concerned.

Section C. No application of the transfer restrictions

13.19 The provisions of these transfer restrictions shall not apply:

i. if all fellow shareholders have given their written consent to the transfer of the shares to the legal and/or natural legal persons named in the offer and the transfer of shares is done within three months after that consent has

been granted, or, in case of a mandatory offer, all fellow shareholders have given their approval of the new holder of the shares;

ii transfer through distribution of any community to those to whom the shares in that community fell;

iii. if a shareholder is obliged by law to transfer his shares to a previous shareholder.

CHAPTER VII

Board of Directors

Article 14. Board of Directors

The board of directors is charged with managing the company subject to the restrictions of these articles of association.

Article 15. Appointment

15.1 The board of directors consists of one or more directors. The general meeting sets the number of directors.

15.2 The directors are appointed by the general meeting.

Article 16. Suspension and dismissal

16.1 Each director can be suspended and dismissed at any time by the general meeting on a motion by the meeting of the holders of shares of the class on whose motion the director was appointed. The general meeting can also resolve on the suspension and dismissal of a director without such a motion provided the resolution is adopted by a two-thirds majority of the votes cast, which represent more than half of the issued capital

16.2 Each suspension can be extended one or more times but cannot last for longer than a total of three months. The suspension shall end if after the expiry of this term no decision has been taken to lift the suspension or the dismissal.

Article 17. Remuneration

The remuneration and other terms and conditions of employment for each director shall be established by the general meeting.

Article 18. Decisions. Distribution of duties

18.1 The board of directors meets whenever a director deems it necessary.

18.2 All resolutions of the board are taken by an absolute majority of votes cast. The general meeting shall decide a tie vote.

18.3 A director can have himself represented at a meeting by a fellow director through a written proxy.

18.4 The board of directors can pass resolutions outside a meeting, provided this is done in writing and all directors and all directors have expressed themselves as being in favour of the proposal.

18.5 With due regard for the provision in Article 18.2, the board of directors can draw up rules of procedure that provide for the rules by which the board reaches decisions.

18.6 The board of directors can determine the tasks with which each director will be primarily engaged. The distribution of duties requires the approval of the general meeting.

Article 19. Representation

19.1 The company may be represented by the board of directors or by two directors acting jointly.

19.2 The board of directors can appoint officials with general or restricted representational authority. Each of these represents the company with due regard for the limits of his competence. The board determines their titles.

19.3 In case of a conflict of interest between the company and a director in the sense that a director makes an agreement in his private capacity with the company or is party to an action between him and the company, the company is represented by one of the other directors. If there are no other such directors, the general meeting appoints a person for that purpose. Such a person can also be the director with respect to whom the conflict of interest exists.
In all other cases of a conflict of interest between the company and a director, the director can also represent the company. The general meeting is always authorized to designate one or more other persons for that purpose.

19.4 Without prejudice to the provisions of paragraph 3, the company's legal acts toward the holder of all shares, or toward a joint owner of any community of property or in a community of property under a registered partnership, to which all shares belong, whereby the company is represented by this shareholder or one of the joint owners, shall be set out in writing. Shares held by the company or by its subsidiaries are not counted for the application of the preceding sentence.
The provision in the preceding sentences does not apply under the stipulated conditions to the legal actions that are part of the company's ordinary conduct of business.

Article 20. Approval of board decisions

20.1 All decisions of the board of directors for which the general meeting has stipulated that its approval is required are subject to the approval of the general meeting. These decisions must be described clearly and communicated to the board in writing.

20.2 The board of directors will conduct itself in accordance with the directions issued by the general meeting concerning the general lines of the financial, social, economic, and personnel policy to be followed.

20.3 The absence of the approval referred to in paragraph 1 does not affect the board's representational authority.

Article 21. Absence or inability to act

In the event of the absence or inability to act of one director, the remaining director or directors will be charged temporarily with the management of the company. If all members of the executive board are or if the sole director is absent or unable to act, the person appointed by the general meeting is charged temporarily with the management of the company.

CHAPTER VIII

Annual financial statements. Profit

Article 22. Financial year. Preparation of annual financial statements

22.1 The financial year runs from April first through March thirty-first of the following year.

22.2 The board of directors shall prepare annual financial statements each year within five months after the expiration of each fiscal year, except if an extension of this period of time is granted by the general meeting on the grounds of special circumstances for no more than six months.

22.3 The directors shall sign the annual financial statements; if the signature of one or more of them is missing, a statement of the reason for its absence will be given.

Article 23. Accountant

23.1 The company shall commission an accountant to audit the annual financial statements.

23.2 The general meeting is authorized to issue that commission. Should it not do so, the board of directors is then so authorized. The commission can be withdrawn at any time by the general meeting and by the board of directors if it has issued it.

23.3 The accountant shall report on his audit to the board of directors.

23.4 The accountant will set out the results of his audit in an opinion on the accuracy of the documents.

23.5 The provision in this Article and in Article 24.3 second sentence shall not apply if based on the scope of the company's operations the exemption in Article 396(6), Book 2, Civil Code, or if the company is part of a group, the exemption in Article 403, Book 2, Civil Code applies to the company.

Article 24. Submission to the shareholders. Availability. Adoption

24.1 The annual financial statements shall be made available for the inspection of shareholders and depositary receipt holders in the company's office within the term provided in Article 22.2. The board of directors will also submit the annual report within this term.

24.2 The company shall assure that the annual financial statements, the annual report, and the other information to be added under Article 392(1), Book 2, Civil Code, are available in its office as from the notice to convene the annual meeting. Shareholders and depositary receipt holders can inspect the documents there and obtain a copy of these at no cost.

24.3 The general meeting adopts the annual financial statements vast. The annual financial statements cannot be adopted if the general meeting has not been able to inspect the accountant's declaration referred to in Article 23.4, unless the other information includes a statutory ground for the absence of the declaration.

24.4 The provisions in these articles of association concerning the annual report and the other information to be added under Article 392(1), Book 2, Civil Code shall not apply if the company belongs to a group and Article 396(6), first sentence, or 403, Book 2, Civil Code applies to the company.

Article 25. Disclosure

25.1 The company is obliged to file and publish the annual financial statements within eight days after their adoption. The disclosure is made by depositing a full copy drawn up in the Dutch language or, if that has not been prepared, a copy in

French, German, or English with the office of the commercial register. The copy must bear the date it was adopted.

25.2 If the annual financial statements has not been adopted within two months after the expiry of the prescribed term for its preparation as established by law, the board of directors will immediately disclose the prepared annual financial statements in the manner prescribed in paragraph 1; the annual financial statements shall bear a statement that they have not yet been adopted.

25.3 Simultaneously with and in the same manner as for the annual financial statements a copy of the annual report prepared in the same language and the other information pursuant to Article 392, Book 2, Civil Code shall be published. The above does not apply, with the exception of the information stated in Article 392(1a, c, f and g', Book 2, Civil Code, if the documents are made available for anyone's inspection in the office of the company and a full or partial copy of these is provided upon request at cost; the company shall publish a statement to this effect in the commercial register.

25.4 If because of the scope of the company's operations the exemption of Article 396(3-8), Book 2, Civil Code or of Article 397(3-6), Book 2, Civil Code applies to the company, disclosure shall be made with due regard for the applicable exemptions. The above provisions in this Article are not applicable if the company belongs to a group and the exemption in Article 403, Book 2, Civil Code applies to the company.

Article 26. Profit

26.1 Profit is understood to mean the surplus on the adopted profit and loss account.

26.2 The shareholders are entitled to the profit, with due regard for the following provisions.

26.3 For the application of this paragraph, the company is deemed to operate two businesses, to wit:

a. business B, consisting of its shareholdings in Flextronics Logistics B.V.;

b. business A, consisting of all other business activities, such to include its shareholding in Flextronics Central Europe B.V.

26.4 For the application of this paragraph, the company is deemed to earn two classes of profit, to wit:

a. B profit, consisting of the net income from business B, to be determined for each financial reporting period by the general meeting with due regard for generally accepted accounting principles, as applied by the company in preparing its annual financial statements; and

b. A profit, consisting of the profit made in business A.

26.5 The company holds retained profits for both classes of shares, to wit, retained profits AW for the holders of the A shares and a retained profits BW for the holders of the B shares. The A profit is added to retained profits AW, while the B profit is added to retained profits BW.

26.6 Losses suffered by company B are charged first against retained profits BW and the losses suffered by business A are charged first against retained profits AW.

26.7 To the extent that a loss suffered by company A exceeds retained profits AW, such a loss is charged to retained profits BW. Before any A profit for coming years is added to retained profits AW, retained profits BW must be made good in full for any losses of company A that were charged to retained profits BW.
If a loss suffered by company B exceeds retained profits BW, such a loss is charged to retained profits AW. Before any B profit for coming years is added to retained profits BW, retained profits AW must be made good in full for any losses of company B that were charged to retained profits AW.

26.8 Distributions from retained profits AW and retained profits BW can be made only by resolution of the general meeting, on condition that:
- a distribution from retained profits AW is proposed by the meeting of holders of class A shares ; or
- a distribution from retained profits BW is proposed by the meeting of holders of class B shares.

26.9 The company can make a distribution of profits only to the extent that equity exceeds the paid and called-up part of its capital plus the statutory reserves. All distributions shall be made to the individual shareholders in proportion to the total nominal value of the shares held of the class concerned.

26.10 A distribution of profit requires the adoption of the annual financial statement showing that this is permitted.

26.11 The general meeting can resolve to distribute an interim dividend provided this is with due regard for the provisions of the preceding paragraphs of this Article.

26.12 The general meeting can resolve, with due regard for the pertinent provisions in Article 26.9, to make a distribution from a reserve that is not required by law to be held.

26.13 The shareholder's claim for a distribution shall expire after five years.

CHAPTER IX

General meetings. Meetings of holders of shares of one class

Article 27. Annual general meeting

27.1 The annual general meeting will be held within six months after the end of the financial year.

27.2 The agenda for this meeting shall include at least the following items:
a. the annual report;
b. adoption of the annual financial statements;
c. adoption of the distribution of profits;
d. provision for any vacancies;
e. discharge of the directors;
f. other proposals by the board of directors and/or shareholders and others with voting rights together representing at least one-tenth of issued capital, shall be raised for discussion and announced with due regard for the provision in Article 29.

Article 28. Other general meetings

Without prejudice to the provision in Article 27.1, general meetings shall be held as often

as deemed necessary by the board of directors or shareholders and depositary receipt holders, together representing at least one-tenth of issued capital, hereinafter: 'the requesting shareholders'.

Article 29. Notice of meeting. Agenda

29.1 The general meetings shall be convened by the board of directors or the requesting shareholders. The requesting shareholders are only authorized to convene the general meeting if it is evident that the requesting shareholders have requested the board of directors in writing to convene a general meeting with a detailed statement of the matters to be handled and the board of directors has not taken the measures necessary so that the general meeting could be held within six weeks.
If, however, the requesting shareholders represent more than half of the issued capital, they are authorized to convene the general meeting themselves without first having asked the board of directors to convene a general meeting.

29.2 The notice of meeting shall be issued no later than on the fifteenth day before that of the meeting.

29.3 The notice of meeting shall include the matters to be handled. Any matters not stated in the notice of meeting can be announced later with due regard for the requirements in this Article.

29.4 All notices of meetings for the general meetings and all notices to shareholders and depositary receipt holders shall be made by letters to the addresses in the register of shareholders and the register of depositary receipt holders.

Article 30. Place of the meetings

The general meetings shall be held in the municipality where the company has its registered office, in Amsterdam, The Hague, Haarlemmermeer (Schiphol Airport), Rotterdam, and Venray. Resolutions can be adopted validly in a meeting held elsewhere only if the entire issued capital is represented.

Article 31. Defect in the notice convening general meeting

31.1 Valid resolutions can be adopted on matters not announced in the notice of meeting or in the same manner with due regard for stated term for a notice of meeting only by unanimous vote in a meeting at which all issued capital is represented.

31.2 If the term for the notice of meeting stated in Article 29.2 was shorter or the notice of meeting was not made, valid resolutions can be made only by unanimous vote in a meeting at which all issued capital is represented.

Article 32. Chairmanship

The general meeting appoints its own chairman.

Article 33. Minutes

33.1 Minutes shall be kept of the business conducted at each general meeting by a secretary appointed by the chairman. The chairman and the secretary approve the minutes, as evidenced by their signatures.

33.2 The chairman or the person who requested the meeting can stipulate that official minutes drawn up by a civil-law notary shall be made of the meeting. The

chairman shall co-sign the official minutes.

Article 34. Right to attend the meeting. Admission

34.1 Each shareholder with voting rights, each pledgee, and each usufructuary to whom the right to vote is granted is authorized to attend the general meeting, to speak and to exercise the right to vote at the meeting.

34.2 If the voting right to a share is granted to the usufructuary or pledgee in place of the shareholder, the shareholder is also authorized to attend the general meeting and to speak at the meeting.

34.3 In addition, holders of depositary receipts are authorized to attend the general meeting and to speak at the meeting.

34.4 Each share is entitled to one vote.

34.5 Each shareholder with voting rights or his representative must sign the attendance list.

34.6 The right to attend meetings in accordance with the preceding paragraphs can be exercised by a written proxy. A written proxy means each power of attorney transmitted by current channels of communications and received in writing.

34.7 The directors have, as such, an advisory voice in the general meeting.

34.8 The general meeting decides upon the admission of persons other than those named above in this Article.

Article 35. Decision-making in the general meeting

35.1 If the law or the articles of association do not require a larger majority, all resolutions are taken by absolute majority of votes cast.

35.2 If in an election of persons no one has obtained absolute majority a second free ballot shall be taken. If again no one obtains absolute majority a re-vote will be taken until either one person obtains absolute majority or until a tie vote between two persons. In the re-vote (which does not include the second free vote) the vote will be held each time between the persons voted on in the preceding vote, but excepting the person who received the least number of votes in the preceding vote. If the least number of votes were cast for more than one person, the person to be dropped from the next ballot shall be decided by lot. If there is a tie vote between two persons, the election will be decided by lot.

35.3 In a tie vote for an election not for persons, the motion fails.

35.4 All votes shall be oral unless the chairman decides or someone with voting rights asks that a written ballot be taken. Written ballots shall be closed and unsigned.

35.5 Blank ballots and invalid ballots are deemed not to be cast.

35.6 Voting by acclamation is allowed when no one entitled to vote objects.

35.7 The opinion of the chairman in a meeting where a resolution has been adopted by the general meeting is decisive. The same applies to the content of an adopted resolution if the vote was not on a written motion. Should, however, the accuracy of such an opinion be disputed immediately upon being expressed a new vote will be taken if the majority of those entitled to vote who are present, or, if the original vote was not by roll call or in writing, upon request of anyone present who is entitled to vote. The legal consequences of the original vote are cancelled by the

new vote.

Article 36. Decision-making outside meetings

36.1 With the exception of the provision in the following paragraph, resolutions of shareholders can also be adopted outside general meetings in writing by majority vote of shareholders entitled to vote.

36.2 The aforesaid manner of decision-making is not possible if there are depositary receipt holders.

Article 37. Meetings of holders of shares of the same class

37.1 Meetings of holders of shares of the same class are convened by the board of directors or by a holder of one or more shares of that class.

37.2 For the rest, Article 29, paragraphs 2 through 4, and Articles 30 through 36 apply accordingly.

CHAPTER X

Amendment of articles of association and dissolution. Liquidation

Article 38. Amendment of articles of association and dissolution

When a proposal is made to the general meeting to amend the articles of association or to dissolve the company, this must always be stated in the notice to convene the general meeting and, if it concerns an amendment of the articles of association, a copy of the proposal containing the literal text of the proposed amendment must be made available in the office of the company for review by shareholders and holders of depositary receipts until the close of the meeting.

Article 39. Liquidation

39.1 In the event that the company is dissolved by resolution of the general meeting of shareholders, the board of directors will be charged with liquidating the company's affairs, unless the general meeting appoints other persons for that purpose.

39.2 During the liquidation, the provisions of the articles of association will remain in force as far as possible.

39.3 Whatever remains after paying debts will be distributed to the holders of class A shares and to holders of class B shares in proportion to the proceeds from the sale of business A and business B, respectively (after deduction of the obligations of the business concerned), unless the shareholders have agreed to some other arrangement. From whatever remains after paying debts, the retained profits for a given class will first be distributed to the holders of that class of share. These distributions shall be made proportionately to the paid-in nominal amount of each person's shares of that class. If, however, retained profits have been drawn down to cover a loss, those retained profits will first be replenished by the sum that had been drawn down to cover a loss along with the sum that would have been added to those retained profits pursuant to Article 26(1) if there had been no draw-down to cover a loss. If the amount available for distribution is less than the sum of the retained profits, then the sums to be distributed will be reduced proportionately to the retained profits that would otherwise have been distributed.

39.4 Whatever amount then remains will be distributed to the shareholders in proportion to the total value of one's shares.

39.5 After the company has ceased to exist, its books, records, and other data carriers will be retained for seven years by that entity designated for that purpose by the liquidators.